Exhibit 99.1

Advanced Photonix, Inc. Reports Continued Revenue Growth and Positive EBITDA

ANN ARBOR, Mich, November 10, 2014 /PRNewswire/ -- Advanced Photonix® (NYSE MKT: API) (the “Company”) today reported results for the second quarter ended September 26, 2014.

Financial Highlights for the Second Quarter Ended September 26, 2014

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Net sales for the quarter were $7.8 million, an increase of $253,000 or 3% from the second quarter ended September 27, 2013. Sequentially, revenues were up 2% relative to the first quarter of fiscal 2015. Telecommunication sales picked up $268,000 from last year but slowed sequentially by $477,000. Sequential growth in Test and Measurement, Medical and Military sales more than offset the weak Telecommunication market thereby allowing for the 2% sequential improvement.

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Gross profit margin for Q2 FY2015 was 33.7% of sales compared to 37.0% for the second quarter ended September 27, 2013. The lower gross profit percentage has been driven by the growing mix of 100G HSOR product sales at competitively priced levels and a decline in Terahertz revenue.

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Current quarter net loss was $368,000 or $0.01 per diluted share, as compared to a quarterly net loss of $578,000, or $0.02 per diluted share for the quarter ended September 27, 2013. Cost reductions in all operating expense lines were the main reason for the reduced loss.

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The Non-GAAP net loss for the second quarter of fiscal 2015 was $152,000 or $0.00 per diluted share, as compared to a Non-GAAP loss of $300,000, or $.01 per diluted share, for the second quarter last year. Cost reductions in all operating expense lines were the main reason for the reduced loss.

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Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a positive $74,000 for the second quarter of fiscal 2015 as compared to a positive adjusted EBITDA of $20,000 for the quarter ended September 27, 2013.

Operating Expenses

The Company’s total operating expenses for the quarter were $2.9 million, down approximately $439,000 from the prior year quarter due to cost reduction measures taken during last years’ second quarter. Total operating expenses were 37.2% of sales compared to 44.3% for the second quarter last year.

Balance Sheet

The Company finished the quarter with $1.1 million in cash compared to $120,000 as of March 31, 2014 given the receipt in June 2014 of $2.9 million in net proceeds from a firm underwritten placement of 6.2 million shares by B Riley and Co. In addition to the cash on hand, the Company had access to approximately $2.6 million in additional funds available on the Company’s line of credit at quarter end. Approximately $1.2 million was drawn on the Company’s line of credit. Net working capital as of September 26, 2014 was $4.2 million.

 2925 Boardwalk ●  Ann Arbor, MI 48104 ● (734) 864-5600 ● Fax (734) 998-3474

Richard Kurtz, President and Chief Executive Officer, commented, “The second quarter was lower than expected due to a combination of a slowdown in telecommunication revenues and the continuing push out of F-35 contract activity. Our major customers for 100G transmission products are seeing a pause by domestic service providers in capital expenditures. This is simply a temporary situation and we expect to see a return in ordering later in our fiscal year. As previously mentioned during the quarter, we received a $1.6 million contract for the Rolling Airframe Missile or RAM program. This award will grow our military revenues for the remaining balance of the year. On the terahertz side, we have expanded our Valued-Added Reseller (VAR) distribution chain with the addition of Seltek Ltd. This privately held company is located in Turkey, but has systems installed around the world. We have completed their VAR training and shipped the first system last month.

We are also in the process of launching a new Terahertz product designated as the Single Point Gauge or SPG, targeted at off-line inspection for thickness measurements. While we cannot disclose the near term market opportunity, due to department of defense restrictions, we will have more news about the SPG product and market opportunities in our 4th quarter earnings call. On our HSOR product development roadmap, we have started to sample our new 10G APD Receiver Optical Sub Assembly or ROSA product for the fiber to the home market. We are expecting to see revenues from this new product next fiscal year.

The recent pause in telecommunication and contract revenues has caused us to revaluate the year over year growth projections for this year. We are now positioning ourselves for flat growth year over year. We do believe that the combination of new products in the pipeline today, the release of the F-35 contract and a return to normalized capital expenditures by service providers, will happen in our 4th quarter and lead to a resumption of growth.”

Conference Call

Participating in the call will be Richard Kurtz (CEO and Director), Rob Risser (COO and Director), and Jeff Anderson (CFO). The conference call will be webcast live and will be accessible at http://www.videonewswire.com/event.asp?id=100879. Participants can dial into the conference call at 866.362.4443 (412.902.4205 for international and 855.669.9657 for Canada). The conference call will last approximately one hour and will end with a question and answer period. A press release announcing the financial results will be released after the close of the market on the same day.

An audio replay of the call will be available shortly thereafter on the same day and will remain on-line until December 10, 2014. The replay will be available in the investors section of API's website atwww.advancedphotonix.com.

About Advanced Photonix, Inc.
Advanced Photonix, Inc.® (NYSE MKT: API) is a leading supplier of optoelectronic sensors, devices and instruments used by Test and Measurement, Process Control, Medical, Telecommunication and Homeland Security markets. The company has three product lines: Optosolutions focuses on enabling manufacturers to measure physical properties, including temperature, particular counting, color, and fluorescence for Medical, Homeland Security and Process Control applications. The Terahertz sensor product line is targeted to the Process Control, to enable quality control, and Security markets through nondestructive testing. The T-Gauge® sensor can measure subsurface physical properties, like multi-layers thicknesses, density, moisture content, anomaly detection and some chemical features, online and in real time. High-Speed Optical Receiver (HSOR) products are used by the telecommunication market in both telecommunication equipment and in test and measurement equipment utilized in the manufacturing of telecommunication equipment. For more information visit us on the web atwww.advancedphotonix.com.

Forward-looking Statements:

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products; and the risk factors listed from time to time in the Company’s’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings. The Company assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

2925 Boardwalk ●  Ann Arbor, MI 48104 ● (734) 864-5600 ● Fax (734) 998-3474

CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS	March 31, 2013	September 26, 2014
Current assets
Cash and cash equivalents	$120,000	$1,146,000
Receivables, net	5,085,000	4,462,000
Inventories	4,749,000	4,800,000
Prepaid expenses and other current assets	444,000	719,000
Total current assets	10,398,000	11,127,000
Net equipment and leasehold improvements, net	2,144,000	1,815,000
Goodwill	4,579,000	4,579,000
Net intangible assets including patents	2,942,000	2,686,000
Other assets	138,000	179,000
Total assets	$20,201,000	$20,386,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,113,000	$3,196,000
Accrued compensation	701,000	956,000
Current portion of long-term debt – bank term loan	306,000	167,000
Current portion of long-term debt – bank line of credit	2,147,000	1,201,000
Current portion of long-term debt – PFG	714,000	714,000
Current portion of long-term debt – MEDC	654,000	654,000
Current portion of capital leases	20,000	15,000
Total current liabilities	8,655,000	6,903,000
Long term debt, net of debt discount and current – PFG	794,000	511,000
Long term debt, capital lease	36,000	32,000
Warrant liability	409,000	318,000
Total liabilities	9,894,000	7,764,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; March 31, 2014 – 31,203,213 shares issued and outstanding; September 26, 2014– 37,381,413 shares issued and outstanding	31,000	37,000
Additional paid-in capital	58,752,000	61,697,000
Accumulated deficit	(48,476,000)	(49,112,000)
Total shareholders' equity	10,307,000	12,622,000
Total liabilities and shareholders' equity	$20,201,000	$20,386,000

2925 Boardwalk ●  Ann Arbor, MI 48104 ● (734) 864-5600 ● Fax (734) 998-3474

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	Sept 27, 2013	Sept 26, 2014	Sept 27, 2013	Sept 26, 2014
Sales, net	$7,536,000	$7,789,000	$14,614,000	$15,452,000

Cost of products sold	4,747,000	5,165,000	8,898,000	9,909,000
Gross profit	2,789,000	2,624,000	5,716,000	5,543,000

Operating expenses
Research, development and engineering	1,234,000	1,051,000	2,726,000	2,060,000
Sales and marketing	640,000	577,000	1,227,000	1,147,000
General and administrative	1,202,000	1,087,000	2,326,000	2,363,000
Amortization expense	259,000	181,000	509,000	386,000
Total operating expenses	3,335,000	2,896,000	6,788,000	5,956,000
Loss from operations	(546,000)	(272,000)	(1,072,000)	(413,000)

Other income (expense)
Net interest expense	(165,000)	(129,000)	(325,000)	(310,000)
Change in fair value of warrant liability	107,000	46,000	(89,000)	91,000
Other income (expense)	26,000	(13,000)	(17,000)	(4,000)
Total other income (expense)	(32,000)	(96,000)	(431,000)	(223,000)
Loss before benefit from income taxes	(578,000)	(368,000)	(1,503,000)	(636,000)

Benefit for income taxes	--	--	--	--

Net loss	$(578,000)	$(368,000)	$(1,503,000)	$(636,000)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.02)

Weighted average common shares outstanding	31,229,000	37,381,000	31,213,000	35,051,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

2925 Boardwalk ●  Ann Arbor, MI 48104 ● (734) 864-5600 ● Fax (734) 998-3474

RECONCILIATION OF NON-GAAP LOSS TO GAAP LOSS

	Three months ended		Six months ended
	Sept 27, 2013	Sept 26, 2014	Sept 27, 2013	Sept 26, 2014
Net (loss)	$(578,000)	$(368,000)	$(1,503,000)	$(636,000)
Adjustments:
Change in warrant fair value	(107,000)	(46,000)	89,000	(91,000)
Amortization - intangibles/patents	259,000	181,000	509,000	386,000
Non-cash interest expense	85,000	65,000	132,000	149,000
Stock option compensation expense	41,000	16,000	70,000	37,000
Subtotal	278,000	216,000	800,000	481,000
Non-GAAP (loss)	$(300,000)	$(152,000)	$(703,000)	$(155,000)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.02)	$(0.00)

Weighted average common shares outstanding	31,229,000	37,381,000	31,213,000	35,051,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP LOSS

	Three months ended		Six months ended
	Sept 27, 2013	Sept 26, 2014	Sept 27, 2013	Sept 26, 2014
Net income (loss)	$(578,000)	$(368,000)	$(1,503,000)	$(636,000)
Adjustments:
Net interest expense (income)	164,000	129,000	324,000	310,000
Warrant (fair value) adjustment	(107,000)	(46,000)	89,000	(91,000)
Depreciation expense	241,000	162,000	463,000	336,000
Amortization	259,000	181,000	509,000	386,000
Subtotal	557,000	426,000	1,385,000	941,000
EBITDA	$(21,000)	$58,000	$(118,000)	$305,000
Stock compensation	41,000	16,000	70,000	37,000
Adjusted EBITDA	$20,000	$74,000	$(48,000)	$342,000

CONTACT: Porter, LeVay & Rose, Inc.

Mike Porter

(212) 564-4700

Mike@plrinvest.com

SOURCE: Advanced Photonix, Inc.

RELATED LINKS: http://www.advancedphotonix.com

2925 Boardwalk ●  Ann Arbor, MI 48104 ● (734) 864-5600 ● Fax (734) 998-3474